Exhibit 8.1

SUBSIDIARIES OF SUNDANCE ENERGY AUSTRALIA LIMITED

Sundance Energy, Inc., a Colorado corporation

SEA Eagle Ford, LLC, a Texas limited liability company

Armadillo E&P, Inc., a Delaware corporation

New Standard Energy PEL570 Ltd, an Australian limited company